Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President — CEO	For Release
August 11, 2009
Company Press Release
Jeffersonville Bancorp Announces Second Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., August 11, 2009 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today second quarter net income of $878,000 ($0.21 earnings per share) compared to $1,201,000 ($0.28 earnings per share) for the second quarter of 2008. Earnings for the first six months of 2009 were $1,632,000 ($0.39 per share) compared to $2,255,000 ($0.53 per share) in 2008. Earnings for the first six months of 2008 were negatively impacted by a special assessment levied against all insured depository institutions by the FDIC that resulted in an additional $180,000 FDIC expense in the second quarter.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the August 11, 2009 meeting of the Board of Directors. The dividend is payable on September 1, 2009 to stockholders of record at the close of business on August 21, 2009.
As of June 30, 2009 total assets were $417,576,000 compared to $394,944,000 as of June 30, 2008, net loans were $263,044,000 at June 30, 2009 compared to $257,105,000 at June 30, 2008.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.